UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2008

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	000-51520 (Commission File Number)	75-2069407 (IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On October 30, 2008, AMERISAFE, Inc. (the “Company”) announced that Geoffrey R. Banta was appointed as Executive Vice President and Chief Operating Officer of the Company. The appointment is effective November 1, 2008.

Prior to being appointed Chief Operating Officer, Mr. Banta, age 59, served as Executive Vice President and Chief Financial Officer of the Company since December 2003. Prior to joining the Company in 2003, he held the positions of President and Chief Executive Officer from 2001 until November 2003, and Chief Operating Officer from 1996 until 2001, at Scruggs Consulting, an actuarial and management consulting firm. From 1994 to 1996, Mr. Banta was Chief Financial Officer of the Atlanta Casualty Companies, an issuer of non-standard auto insurance whose holding company was a subsidiary of American Financial Group, Inc.

Effective November 1, 2008, Mr. Banta’s annual base salary will be increased to $300,000 and his maximum annual bonus compensation opportunity will be increased from 60% to 70% of his base salary. The increase in Mr. Banta’s bonus opportunity will apply to the balance of 2008, with the remainder of his award opportunity set at 60% of his prior base salary.

Mr. Banta entered into an employment agreement with the Company on March 1, 2008. A copy of the agreement is filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Appointment of Chief Financial Officer

On October 30, 2008, the Company announced that G. Janelle Frost was appointed as Executive Vice President and Chief Financial Officer of the Company, succeeding Mr. Banta. The appointment is effective November 1, 2008.

Prior to being appointed Executive Vice President and Chief Financial Officer, Ms. Frost, age 38, served as Controller of the Company since May 2004 and Vice President since May 2006. She has been employed with the Company since 1992 and served as Assistant Vice President from May 2004 to May 2006 and Deputy Controller from 1998 to April 2004.

Effective November 1, 2008, Ms. Frost’s annual base salary will be increased to $175,000.

In connection with her appointment as Executive Vice President and Chief Financial Officer, the Company entered into an employment agreement with Ms. Frost, effective as of November 1, 2008, on terms substantially similar to the terms of the employment agreements entered into by the Company with its other Executive Vice Presidents. The agreement expires on March 1, 2011, unless extended. The term of the agreement is automatically extended for additional consecutive one-year periods unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date.

Under the terms of the employment agreement, Ms. Frost is also entitled to receive annual incentive bonus awards under the Company’s annual incentive bonus plan.

Under the agreement, if the Company terminates Ms. Frost’s employment without cause, she will be entitled to receive her base salary and monthly payments equal to one-twelfth of the average of her most recent three annual performance bonuses for a period of 12 months, to be paid in regular installments. In addition, the Company has agreed to pay Ms. Frost the actual cost of continuing health coverage premiums for a period of 12 months after the date of her termination.

Ms. Frost is deemed to have been terminated without cause if:

•	The Company elects not to extend the terms of her employment agreement or she is terminated by the Company for any reason other than:

•	death or disability;

•	indictment or arrest for, plea of no contest to, or conviction of a felony;

•	misconduct that is materially detrimental to the Company;

•	actions that she reasonably knew would materially harm the Company;

•	breach of fiduciary duty to or engaging in a prohibited conflict of interest with the Company;

•	failure to comply with reasonable and lawful instructions of the Company’s president;

•	gross negligence or willful disregard in the performance of her duties; or

•	a breach by her of her employment agreement;

or

•	Ms. Frost terminates her employment with the Company following:

•	a material reduction in her authority or responsibility;

•	a material reduction in base salary, other than as part of a program approved by the Board and applying substantially equally to all senior executives;

•	a termination of her employee benefits, unless the termination is applicable to all senior executives or is required under the applicable plan or law;

•	relocation of her principal place of work without her consent with the effect of materially increasing her commute; or

•	a material breach of the employment agreement by the Company.

Ms. Frost has agreed during the term of her employment by the Company not to engage in any business competitive with the Company or solicit the Company’s employees, agents, or policyholders without the Company’s prior written consent. If Ms. Frost is terminated by the Company without cause, the prohibition on engaging in competitive activities or soliciting the Company’s employees, agents, or policyholders extends for a period of 12 months after the date of termination. If Ms. Frost is terminated by the Company for cause, she terminates her employment other than for one of the reasons specified above, or if she elects not to renew the term of her employment agreement, the Company has the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months after the date of termination or non-renewal by (a) delivering a written notice to Ms. Frost within 180 days after her termination or non-renewal, and (b) paying her base salary, monthly payments of one-twelfth of the average of her most recent three annual performance bonuses, and the actual cost of her continuing health coverage premiums for a period of 12 months after the date of her termination or non-renewal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Todd Walker
Todd Walker, Executive Vice President, General Counsel and Secretary

Date: October 31, 2008

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